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                                                       EXHIBIT 11



                            GENERAL HOST CORPORATION
             ADDITIONAL EARNINGS PER SHARE INFORMATION (UNAUDITED)
                    (In thousands, except per share amounts)




                                             Sixteen Weeks Ended
                                           ----------------------
                                             MAY 18,      May 19,
                                              1997         1996
                                           ----------   ---------
Earnings for full dilution:
  Net income                               $    5,602   $   2,794
  Add interest on 8% Convertible
    Debentures, net of tax effect               1,600       1,600
                                           ----------   ---------
  Net income, as adjusted                  $    7,202   $   4,394
                                           ==========   =========


Shares used for calculating primary
  earnings per share                           24,414      24,414
Additional shares from assumed
  conversion of 8% Convertible Debentures       7,611       7,611
Additional shares resulting from
  assumed exercise of stock options               588           0
                                           ----------   ---------
                                               32,613      32,025
                                           ==========   =========

Fully diluted earnings per share           $      .22   $     .14 (1)
                                           ==========   =========


(1)  This calculation is submitted in accordance with Regulation S-K item 601
     (b)(11) although it is contrary to paragraph 40 of APB Opinion 15 because it produces an anti-dilutive result.